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NOBLE ROMAN’S, INC.
(Name of Registrant as Specified In Its Charter)

BT BRANDS, INC.
GARY COPPERUD KENNETH BRIMMER
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Press Release

CONTACT FOR FURTHER INFORMATION:

KENNETH BRIMMER 612-229-8811

Noble Roman’s Moves to Bar BT Brands Highly Qualified Board Nominee

June 27, 2023

West Fargo, ND.--(BusinessWire) -- BT Brands, Inc. (Nasdaq: BTBD and BTBDW),  Faced with a potentially crushing defeat in the upcoming shareholder vote, Noble Roman’s (OTC: NROM) has resorted to attempting to use a technical interpretation of its by-laws to exclude BT Brands’ nominee from the ballot for the July 6, shareholder election. In an eleventh-hour move, Noble Roman’s has taken the position that shares held in a brokerage account do not qualify as ownership for nominating a director candidate and soliciting a proxy. BT Brands and its CEO, Gary Copperud, own approximately 9% of the outstanding shares of Noble Roman’s.  In this latest move, Noble Roman’s is disenfranchising its shareholders by preventing shareholders from having the opportunity to vote on a nominee in the upcoming board election. BT Brands notes it is reviewing its legal options under Indiana law and likely will challenge the latest move by Noble Roman’s. We also expect to further address the fiduciary responsibility of the current Board of Directors to all shareholders.

BT Brands Chairman Gary Copperud notes, “This move to deny shareholders the ability to vote for a director candidate in a fair and supervised election is another in a series of abusive attacks on the rights of Noble Roman’s shareholders.” Copperud further stated, “We have made our case to the Noble Roman shareholders. We believe we are hearing a consensus that the time for change at Noble Roman’s is now.”  As a shareholder of Noble Roman’s, the case we have laid out to our fellow shareholders is straightforward. Our concerns center around declining shareholder value and the Company's deteriorating financial condition, driven by increased toxic debt borrowing and Mobley Family compensation of approximately $800,000 per year in cash, excluding other undetermined benefits and the value of option awards.  We have noted to shareholders, who we believe are painfully aware of recent events at the Company, that the losses and the erosion of the Company’s financial position coincide with the CEO term of management’s nominee, Scott Mobley, son of Chairman and Chief Financial Officer Paul Mobley and include:

•	Share price declining from $2.14 to 20 cents;
•	Shareholders’ equity falling from $14.9 million to under $1.9 million;
•	Debt increasing from $2.7 million to $8.9 million;
•	Eight years of compensation paid to the Mobley’s totaling approximately $5.9 million – representing nearly 40 percent of the decline in shareholders’ equity;
•	Employment Agreements committing over $5.9 million in future cash compensation to the Mobleys;
•	Stock option awards to Paul and Scott Mobley of approximately 21% of the outstanding shares have been made in the face of abysmal performance and without shareholder approval.

Finally, Copperud noted, “Noble Roman’s is facing many challenges related to its business and capital structure.  Our goal as a shareholder is to assist the Company in addressing these challenges and to start moving Noble Roman’s in a positive direction.

About BT Brands Inc.: BT Brands, Inc. (BTBD and BTBDW) owns and operates a fast-food restaurant chain called Burger Time with locations in North and South Dakota and Minnesota. In addition, the Company owns the Pie In The Sky Coffee and Bakery in Woods Hole, Massachusetts, the Village Bier Garten in Cocoa, Florida, and Keegan’s Seafood Grille near Clearwater, Florida. BT Brands is seeking acquisitions within the restaurant industry.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding guidance relating to net income and net income per share, expected operating results, such as revenue growth and earnings, anticipated levels of capital expenditures for the 2023 fiscal year, current or future volatility in the credit markets and future market conditions, our belief that we have sufficient liquidity to fund our business operations during the next fiscal year, market position, financial results and reserves, and strategy for risk management.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the disruption to our business from public health emergencies, the impact on our results of operations, and our financial condition; the uncertain nature of the restaurant industry; our ability to integrate acquired restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, staffing shortages and the effect of inflation on key supplies and inputs.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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